UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 21, 2006

SPATIALIGHT, INC. (Exact Name of Registrant as Specified in Its Charter)

New York (State or Other Jurisdiction of Incorporation)

000-19828 (Commission File Number)	16-1363082 (IRS Employer Identification No.)

Five Hamilton Landing Suite 100 Novato, California (Address of Principal Executive Offices)	94949 (Zip Code)

(415) 883-1693 (Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On December 21, 2006, we received notice from a holder of our senior secured convertible notes alleging that certain events have occurred and demanding the repayment before maturity of $4.5 million in senior secured convertible notes and the payment of certain early redemption premiums, late fees, and liquidated damages. The alleged events of default are in addition to certain events of default previously claimed by the holder in notices dated February 9, 2006 and December 12, 2005. We believe that these allegations and the previous allegations are incorrect and without foundation.

Description of the Senior Secured Convertible Notes

On November 30, 2004, we completed a non-brokered private placement of $10 million of senior secured convertible notes (the "2004 notes") to four institutional purchasers. The 2004 notes accrue interest at 10% per annum, payable quarterly, and the interest is payable in cash or common shares, at our option, if certain conditions are met. The value of the shares for the purposes of calculating interest payments is equal to the 20-day trailing average of the volume weighted average prices of our common shares at the end of each quarterly interest period. The 2004 notes are due November 30, 2007, and are convertible, at the option of the holders, into our common shares at the conversion price of $9.72 per share. A more complete description of the 2004 notes is contained in Note 7 of the notes to our condensed consolidated financial statements appearing in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2006.

The foregoing description of the 2004 notes does not purport to be complete and is qualified in its entirety by reference to the full text of the notes and agreements relating to the notes, which were filed as exhibits to our Current Reports on Form 8-K filed with the SEC on December 6 and December 22, 2004, respectively, and are incorporated herein by reference.

Allegations of Defaults

In a letter dated December 20, 2006 and received December 21, 2006, Portside Growth and Opportunity Fund notified us of alleged events of default under their 2004 note and demanded that we accelerate the repayment of  the entire $4.5 million principal amount of their 2004 note, pay a redemption premium and pay additional liquidated damages in connection with certain registration rights agreements entered into in 2004 and 2005. The aggregate amount claimed by Portside in the December 20, 2006 letter is $5,697,343 and includes the amounts claimed under the earlier notices of default. Each of these alleged default notices have been previously disclosed in Form 8-K and 8-K/A filings dated as of December 19, 2005, as of December 23, 2006 and as of February 14, 2006. The additional alleged defaults consist of :

Incurrence and repayment by our South Korean subsidiary of KRW 85 million (approximately $87,144) in short term indebtedness to JeWon Yeun, who was president of our subsidiary at the time.

Incurrence by us of $100,000 in short term indebtedness to Herbert Ehrenthal, one of our directors, and $144,000 to Robert A. Olins, who was our CEO and a director at the time.

Receipt and repayment of a line of credit in the amount of KRW 1.5 billion (approximately $1,537,830) from Industrial Bank of Korea and the grant of a lien on certain assets securing the line of credit.

Incurrence by our South Korean subsidiary of $830,000 in short term indebtedness pursuant to four separate lines of credit with South Korean banks.

Our Response

We contend that these allegations are incorrect and without foundation. We have denied and continue to deny that any event of default has occurred under the 2004 notes or any of the named events can be the basis for a valid notice of event of default or demand for redemption of the 2004 note. We believe that the debt transactions each of which is disclosed in the Forms 10-Q for the periods ending March 31, 2006, June 30, 2006 or September 30, 2006 do not constitute a breach or failure in any material respect to comply with Section 15 of the Portside 2004 note. Therefore, we contend that our entering into the previously disclosed debt transactions did not and does not constitute an event of default under Section 4(a)(xi) of the Portside 2004 note. With respect to the alleged event of default concerning the alleged registration maintenance failure, we contend that the filing of our first Post-Effective Amendment to the Registration Statement did not and does not constitute an event of default under Section 4(a)(i) of the Portside note.

We believe that Portside has made these and other allegations of events of default in an attempt to force us to amend the terms of their 2004 note to include a reduction in the conversion price or an acceleration in repayment of principal on their 2004 note. We have rejected their offers in this regard and will continue to take appropriate actions that we believe are in the best interests of our Company and our shareholders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPATIALIGHT, INC. (Registrant)
Date: December 28, 2006	By: /s/ David F. Hakala (Signature) Name: David F. Hakala Title: Chief Executive Officer